UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Elevation Oncology, Inc.

(Name of Issuer)

Common stock, $0.0001 par value per share

(Title of Class of Securities)

28623U101

(CUSIP Number)

January 5, 2024

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 28623U101

1.	Names of Reporting Persons Qiming U.S. Healthcare Fund II, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) PN

(1)	This Schedule 13G is filed by Qiming U.S. Healthcare Fund II, L.P. (“Qiming”), Qiming U.S. Healthcare GP II, LLC (“Qiming GP”), Mark McDade (“McDade”) and Gary Rieschel (“Rieschel” and together with Qiming, Qiming GP and McDade, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

CUSIP No. 28623U101

1.	Names of Reporting Persons Qiming U.S. Healthcare GP II, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

CUSIP No. 28623U101

1.	Names of Reporting Persons Mark McDade

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

CUSIP No. 28623U101

1.	Names of Reporting Persons Gary Rieschel

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

Item 1.
(a)	Name of Issuer Elevation Oncology, Inc.
(b)	Address of Issuer’s Principal Executive Offices 101 Federal Street, Suite 1900 Boston, MA 02110

Item 2.

(a)	Name of Person Filing Qiming U.S. Healthcare Fund II, L.P. (“Qiming”) Qiming U.S. Healthcare GP II, LLC (“Qiming GP”) Mark McDade (“McDade”) Gary Rieschel (“Rieschel”)
(b)	Address of Principal Business Office or, if none, Residence 11100 NE 8th Street, Suite 200 Bellevue, WA 98004

(c)	Citizenship

	Entities:	Qiming	-	Delaware
		Qiming GP	-	Delaware

	Individuals:	McDade	-	United States
		Rieschel	-	United States

(d)	Title of Class of Securities Common Stock, $0.0001 par value (“Common Stock”)
(e)	CUSIP Number 28623U101

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable

Item 4.	Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

Reporting Persons	Shares Held Directly	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Beneficial Ownership	Percentage of Class
Qiming	0	0	0	0	0	0	0.0%
Qiming GP	0	0	0	0	0	0	0.0%
McDade	0	0	0	0	0	0	0.0%
Rieschel	0	0	0	0	0	0	0.0%

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

Not applicable

Item 8.	Identification and Classification of Members of the Group

Not applicable

Item 9.	Notice of Dissolution of Group

Not applicable

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 9, 2024

Qiming U.S. Healthcare Fund II, L.P.

By:	Qiming U.S. Healthcare GP II, LLC
its	General Partner

By:	/s/ Mark McDade
Name: Mark McDade
Title: Managing Member

Qiming U.S. Healthcare GP II, LLC

By:	/s/ Mark McDade
Name: Mark McDade
Title: Managing Member

/s/ Mark McDade
Mark McDade

/s/ Gary Rieschel
Gary Rieschel

ATTENTION
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

Exhibit(s):

A - Joint Filing Statement

EXHIBIT A

JOINT FILING STATEMENT

We, the undersigned, hereby express our agreement that the attached Schedule 13G (or any amendments thereto) relating to the Common Stock of Elevation Oncology, Inc. is filed on behalf of each of us.

Dated: January 9, 2024

Qiming U.S. Healthcare Fund II, L.P.

By:	Qiming U.S. Healthcare GP II, LLC
its	General Partner

By:	/s/ Mark McDade
Name: Mark McDade
Title: Managing Member

Qiming U.S. Healthcare GP II, LLC

By:	/s/ Mark McDade
Name: Mark McDade
Title: Managing Member

/s/ Mark McDade
Mark McDade

/s/ Gary Rieschel
Gary Rieschel